UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2021

Arcadia Biosciences, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37383	81-0571538
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

202 Cousteau Place Suite 105
Davis, California		95618
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 530 756-7077

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	RKDA	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 14, 2021, Matt Plavan submitted his resignation from his positions as Chief Executive Officer, President and as a member of the Board of Directors (the “Board”) of Arcadia Biosciences, Inc. (the “Company” or "Arcadia"), effective December 31, 2021 (“Separation Date”). On December 19, 2021, as contemplated by the Transition Agreement effective as of September 3, 2021 between the Company and Mr. Plavan, Mr. Plavan and the Company entered into a Separation and Release Agreement (“Separation Agreement”) attached hereto as Exhibit 10.1. Pursuant to the Separation Agreement, (i) Mr. Plavan will be entitled to severance payments of $61,666 on each of January 1, 2022 and February 1, 2022 and $143,278 on March 1, 2022 and (ii) all stock options held by Mr. Plavan will become vested in full on December 31, 2021 and exercisable until June 30, 2024. The foregoing description of the Separation Agreement is not complete and is qualified in its entirety by references to the full text of the Separation Agreement that is filed as Exhibit 10.1 to this report and incorporated by reference herein.

The Company has appointed Kevin Comcowich, the current chairman of the Arcadia Board of Directors, as the Company’s Interim Chief Executive Officer, effective January 1, 2022, as the board of directors finalizes its search for a permanent CEO. As previously announced on September 7, 2021, the board of directors launched a national search for a new CEO as the company further expands into the consumer packaged goods (CPG) sector. Mr. Comcowich will be paid a salary of $30,833 per month in his new role.

Mr. Comcowich, age 53, will continue to serve as board chair, a position he has held since 2017. He has served as a director of our Company since November 2016. Before retiring in 2014, he was a founder and portfolio manager of HTX Energy Fund, a hedge fund, in Houston, Texas since 2012. He was previously the President and Chief Investment Officer (CIO) of Sound Energy Partners and served as Chief Information Officer and research analyst for Southport Energy Plus Partners Fund. Mr. Comcowich received his MBA from the University of Indiana and earned his bachelor’s degree from the College of the Holy Cross.

The Company currently leases land on the island of Molokai, Hawaii from an entity owned by Mr. Comcowich and his wife (“Landlord”). Arcadia grows hemp on this land to support the operations of its joint venture Archipelago Ventures Hawaii. The original lease was executed in February 2019, covers 10 acres of land, has a term of two years and provides for rent payments of $1,200 per acre per year. Mr. Comcowich supplied materials to the contractor that built a fence on this property and received payments from the contractor totaling approximately $44,000. In March and April 2020, the Company and the Landlord entered into two lease amendments to the original lease for two additional 10-acre parcels and two additional 15-acre parcels, at the same lease rate of $1,200 per acre per year, and with a term of two years. The Company has paid the Landlord a total of $240,000 in lease payments, and no further lease payments are required under the lease. For the advisory services provided by Mr. Comcowich to support the operations of the Archipelago joint venture, he was issued 5,273 options to purchase Arcadia common stock for which $9,000 of stock compensation expense was recognized during the year ended December 31, 2020.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Separation and Release Agreement
99.1	Press release dated December 20, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ARCADIA BIOSCIENCES, INC.

Date:	December 20, 2021	By:	/s/ PAMELA HALEY
Pamela Haley, Chief Financial Officer